EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS





The Board of Directors
Kestrel Energy, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-63171, 333-45587, 333-51875, 333-74101, 333-38776 and 333-68086) on
Form S-8 and the registration statements (Nos. 33-89716, 333-27769, 333-87473, 333-31336, 333-45350, and 333-99151) on Form S-3 of Kestrel Energy, Inc. of our
report dated September 14, 2001, relating to the consolidated balance sheets of Kestrel Energy, Inc. and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2001, which report appears in the June 30, 2001 Annual Report on Form 10-K/A of Kestrel Energy, Inc.




                                    KPMG LLP


Denver, Colorado
July 14, 2003